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                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                  SCHEDULE 13D
                              (Section 240.13d-101)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
        TO SECTION 240.13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO
                              SECTION 240.13d-2(a)

                              (Amendment No. 5 )1


                               Gardenburger, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                           Common Stock, no par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    365476100
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                 Mark C. Wehrly
                       Farallon Capital Management, L.L.C.
                         One Maritime Plaza, Suite 1325
                         San Francisco, California 94111
                                 (415) 421-2132
--------------------------------------------------------------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)


                                 January 1, 2004
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)


      If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Sections 240.13d-1(e), 13d-1(f) or
                     13d-1(g), check the following box [ ].

                  Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See
         Section 240.13d-7(b) for other parties to whom copies are to be sent.

                         (Continued on following pages)
                               Page 1 of 45 Pages
                         Exhibit Index Found on Page 36

---------------------
         1 The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                       13D
===================
CUSIP No. 365476100
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Capital Partners, L.P.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                 (a)  [   ]
                                                 (b)  [ X ]**

    2             **       The  reporting  persons  making  this  filing hold an
                           aggregate of 1,382,736 Shares,  which is 13.3% of the
                           class of  securities.  The  reporting  person on this
                           cover page,  however,  is a beneficial  owner only of
                           the  securities  reported  by it on this cover  page.
                           [See Preliminary Note]
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            N/A
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                      [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            California
------------====================================================================
                            7        SOLE VOTING POWER

                                     -0-
       NUMBER OF       --------------===========================================
                            8        SHARED VOTING POWER
        SHARES
     BENEFICIALLY                    398,072   shares   of  Common   Stock  [See
       OWNED BY                      Preliminary Note]
                       --------------===========================================
         EACH                        SOLE DISPOSITIVE POWER
                            9
       REPORTING                     -0-
      PERSON WITH      --------------===========================================
                                     SHARED DISPOSITIVE POWER
                            10
                                     398,072   shares   of  Common   Stock  [See
                                     Preliminary Note]
------------====================================================================
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            398,072 shares of Common Stock [See Preliminary Note]
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)
                                                      [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            4.2 % [See Preliminary Note]
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            PN
------------====================================================================

                               Page 2 of 45 Pages

                                       13D
===================
CUSIP No. 365476100
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Capital Institutional Partners, L.P.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                 (a)  [   ]
                                                 (b)  [ X ]**

    2             **       The  reporting  persons  making  this  filing hold an
                           aggregate of 1,382,736 Shares,  which is 13.3% of the
                           class of  securities.  The  reporting  person on this
                           cover page,  however,  is a beneficial  owner only of
                           the  securities  reported  by it on this cover  page.
                           [See Preliminary Note]
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            N/A
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                      [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            California
------------====================================================================
                            7        SOLE VOTING POWER

                                     -0-
       NUMBER OF       --------------===========================================
                            8        SHARED VOTING POWER
        SHARES
     BENEFICIALLY                    429,306   shares   of  Common   Stock  [See
       OWNED BY                      Preliminary Note]
                       --------------===========================================
         EACH                        SOLE DISPOSITIVE POWER
                            9
       REPORTING                     -0-
      PERSON WITH      --------------===========================================
                                     SHARED DISPOSITIVE POWER
                            10
                                     429,306   shares   of  Common   Stock  [See
                                     Preliminary Note]
------------====================================================================
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            429,306 shares of Common Stock [See Preliminary Note]
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)
                                                      [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            4.6% [See Preliminary Note]
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            PN
------------====================================================================

                               Page 3 of 45 Pages

                                       13D
===================
CUSIP No. 365476100
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Capital Institutional Partners II, L.P.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                 (a)  [   ]
                                                 (b)  [ X ]**

    2             **       The  reporting  persons  making  this  filing hold an
                           aggregate of 1,382,736 Shares,  which is 13.3% of the
                           class of  securities.  The  reporting  person on this
                           cover page,  however,  is a beneficial  owner only of
                           the  securities  reported  by it on this cover  page.
                           [See Preliminary Note]
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            N/A
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                      [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            California
------------====================================================================
                            7        SOLE VOTING POWER

                                     -0-
       NUMBER OF       --------------===========================================
                            8        SHARED VOTING POWER
        SHARES
     BENEFICIALLY                    71,984   shares   of   Common   Stock  [See
       OWNED BY                      Preliminary Note]
                       --------------===========================================
         EACH                        SOLE DISPOSITIVE POWER
                            9
       REPORTING                     -0-
      PERSON WITH      --------------===========================================
                                     SHARED DISPOSITIVE POWER
                            10
                                     71,984   shares   of   Common   Stock  [See
                                     Preliminary Note]
------------====================================================================
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            71,984 shares of Common Stock [See Preliminary Note]
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)
                                                      [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            0.8 % [See Preliminary Note]
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            PN
------------====================================================================

                               Page 4 of 45 Pages

                                       13D
===================
CUSIP No. 365476100
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Capital Institutional Partners III, L.P.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                 (a)  [   ]
                                                 (b)  [ X ]**

    2             **       The  reporting  persons  making  this  filing hold an
                           aggregate of 1,382,736 Shares,  which is 13.3% of the
                           class of  securities.  The  reporting  person on this
                           cover page,  however,  is a beneficial  owner only of
                           the  securities  reported  by it on this cover  page.
                           [See Preliminary Note]
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            N/A
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                      [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            Delaware
------------====================================================================
                            7        SOLE VOTING POWER

                                     -0-
       NUMBER OF       --------------===========================================
                            8        SHARED VOTING POWER
        SHARES
     BENEFICIALLY                    85,301   shares   of   Common   Stock  [See
       OWNED BY                      Preliminary Note]
                       --------------===========================================
         EACH                        SOLE DISPOSITIVE POWER
                            9
       REPORTING                     -0-
      PERSON WITH      --------------===========================================
                                     SHARED DISPOSITIVE POWER
                            10
                                     85,301   shares   of   Common   Stock  [See
                                     Preliminary Note]
------------====================================================================
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            85,301 shares of Common Stock [See Preliminary Note]
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)
                                                      [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            0.9 % [See Preliminary Note]
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            PN
------------====================================================================

                               Page 5 of 45 Pages

                                       13D
===================
CUSIP No. 365476100
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Tinicum Partners, L.P.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                 (a)  [   ]
                                                 (b)  [ X ]**

    2             **       The  reporting  persons  making  this  filing hold an
                           aggregate of 1,382,736 Shares,  which is 13.3% of the
                           class of  securities.  The  reporting  person on this
                           cover page,  however,  is a beneficial  owner only of
                           the  securities  reported  by it on this cover  page.
                           [See Preliminary Note]
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            N/A
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                      [   ]
------------====================================================================
    6       CITIZENSHIP OR PLACE OF ORGANIZATION
            New York
------------====================================================================
                            7        SOLE VOTING POWER

                                     -0-
       NUMBER OF       --------------===========================================
                            8        SHARED VOTING POWER
        SHARES
     BENEFICIALLY                    28,434   shares   of   Common   Stock  [See
       OWNED BY                      Preliminary Note]
                       --------------===========================================
         EACH                        SOLE DISPOSITIVE POWER
                            9
       REPORTING                     -0-
      PERSON WITH      --------------===========================================
                                     SHARED DISPOSITIVE POWER
                            10
                                     28,434   shares   of   Common   Stock  [See
                                     Preliminary Note]
------------====================================================================
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            28,434 shares of Common Stock [See Preliminary Note]
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)
                                                      [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            0.3 % [See Preliminary Note]
------------====================================================================
            TYPE OF REPORTING PERSON (See Instruct-ions)
    14
            PN
------------====================================================================

                               Page 6 of 45 Pages

                                       13D
===================
CUSIP No. 365476100
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Capital (CP) Investors, L.P.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                 (a)  [   ]
                                                 (b)  [ X ]**

    2             **       The  reporting  persons  making  this  filing hold an
                           aggregate of 1,382,736 Shares,  which is 13.3% of the
                           class of  securities.  The  reporting  person on this
                           cover page,  however,  is a beneficial  owner only of
                           the  securities  reported  by it on this cover  page.
                           [See Preliminary Note]
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            N/A
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                      [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            Cayman Islands
------------====================================================================
                            7        SOLE VOTING POWER

                                     -0-
       NUMBER OF       --------------===========================================
                            8        SHARED VOTING POWER
        SHARES
     BENEFICIALLY                    -0- shares of Common Stock [See Preliminary
       OWNED BY                      Note]
                       --------------===========================================
         EACH                        SOLE DISPOSITIVE POWER
                            9
       REPORTING                     -0-
      PERSON WITH      --------------===========================================
                                     SHARED DISPOSITIVE POWER
                            10
                                     -0- shares of Common Stock [See Preliminary
                                     Note]
------------====================================================================
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            -0- shares of Common Stock [See Preliminary Note]
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)
                                                      [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            0.0 % [See Preliminary Note]
------------====================================================================
            TYPE OF REPORTING PERSON (See Instruct-ions)
    14
            PN
------------====================================================================

                               Page 7 of 45 Pages

                                       13D
===================
CUSIP No. 365476100
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Capital Management, L.L.C.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                 (a)  [   ]
                                                 (b)  [ X ]**

    2             **       The  reporting  persons  making  this  filing hold an
                           aggregate of 1,382,736 Shares,  which is 13.3% of the
                           class of  securities.  The  reporting  person on this
                           cover page,  however,  is a beneficial  owner only of
                           the  securities  reported  by it on this cover  page.
                           [See Preliminary Note]
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            N/A
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                      [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            Delaware
------------====================================================================
                            7        SOLE VOTING POWER

                                     -0-
       NUMBER OF       --------------===========================================
                            8        SHARED VOTING POWER
        SHARES
     BENEFICIALLY                    369,639   shares   of  Common   Stock  [See
       OWNED BY                      Preliminary Note]
                       --------------===========================================
         EACH                        SOLE DISPOSITIVE POWER
                            9
       REPORTING                     -0-
      PERSON WITH      --------------===========================================
                                     SHARED DISPOSITIVE POWER
                            10
                                     369,639   shares   of  Common   Stock  [See
                                     Preliminary Note]
------------====================================================================
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            369,639 shares of Common Stock [See Preliminary Note]
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)
                                                      [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            3.9 % [See Preliminary Note]
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IA, OO
------------====================================================================

                               Page 8 of 45 Pages

                                       13D
===================
CUSIP No. 365476100
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Farallon Partners, L.L.C.
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                 (a)  [   ]
                                                 (b)  [ X ]**

    2             **       The  reporting  persons  making  this  filing hold an
                           aggregate of 1,382,736 Shares,  which is 13.3% of the
                           class of  securities.  The  reporting  person on this
                           cover page,  however,  is a beneficial  owner only of
                           the  securities  reported  by it on this cover  page.
                           [See Preliminary Note]
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            N/A
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                      [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            Delaware
------------====================================================================
                            7        SOLE VOTING POWER

                                     -0-
       NUMBER OF       --------------===========================================
                            8        SHARED VOTING POWER
        SHARES
     BENEFICIALLY                    1,013,097   shares  of  Common  Stock  [See
       OWNED BY                      Preliminary Note]
                       --------------===========================================
         EACH                        SOLE DISPOSITIVE POWER
                            9
       REPORTING                     -0-
      PERSON WITH      --------------===========================================
                                     SHARED DISPOSITIVE POWER
                            10
                                     1,013,097   shares  of  Common   Stock [See
                                     Preliminary Note]
------------====================================================================
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            1,013,097 shares of Common Stock [See Preliminary Note]
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)
                                                      [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            10.1 % [See Preliminary Note]
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            OO
------------====================================================================

                               Page 9 of 45 Pages

                                       13D
===================
CUSIP No. 365476100
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            David I. Cohen
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                 (a)  [   ]
                                                 (b)  [ X ]**

    2             **       The  reporting  persons  making  this  filing hold an
                           aggregate of 1,382,736 Shares,  which is 13.3% of the
                           class of  securities.  The  reporting  person on this
                           cover page,  however,  is a beneficial  owner only of
                           the  securities  reported  by it on this cover  page.
                           [See Preliminary Note]
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            N/A
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                      [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            United States
------------====================================================================
                            7        SOLE VOTING POWER

                                     -0-
       NUMBER OF       --------------===========================================
                            8        SHARED VOTING POWER
        SHARES
     BENEFICIALLY                    1,382,736  shares  of  Common   Stock  [See
       OWNED BY                      Preliminary Note]
                       --------------===========================================
         EACH                        SOLE DISPOSITIVE POWER
                            9
       REPORTING                     -0-
      PERSON WITH      --------------===========================================
                                     SHARED DISPOSITIVE POWER
                            10
                                     1,382,736  shares  of  Common   Stock  [See
                                     Preliminary Note]
------------====================================================================
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            1,382,736 shares of Common Stock [See Preliminary Note]
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)
                                                      [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            13.3 % [See Preliminary Note]
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================

                               Page 10 of 45 Pages

                                       13D
===================
CUSIP No. 365476100
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Chun R. Ding
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                 (a)  [   ]
                                                 (b)  [ X ]**

    2             **       The  reporting  persons  making  this  filing hold an
                           aggregate of 1,382,736 Shares,  which is 13.3% of the
                           class of  securities.  The  reporting  person on this
                           cover page,  however,  is a beneficial  owner only of
                           the  securities  reported  by it on this cover  page.
                           [See Preliminary Note]
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            N/A
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                      [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            United States
------------====================================================================
                            7        SOLE VOTING POWER

                                     -0-
       NUMBER OF       --------------===========================================
                            8        SHARED VOTING POWER
        SHARES
     BENEFICIALLY                    1,382,736  shares  of  Common   Stock  [See
       OWNED BY                      Preliminary Note]
                       --------------===========================================
         EACH                        SOLE DISPOSITIVE POWER
                            9
       REPORTING                     -0-
      PERSON WITH      --------------===========================================
                                     SHARED DISPOSITIVE POWER
                            10
                                     1,382,736  shares  of  Common   Stock  [See
                                     Preliminary Note]
------------====================================================================
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            1,382,736 shares of Common Stock [See Preliminary Note]
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)
                                                      [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            13.3 % [See Preliminary Note]
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================

                               Page 11 of 45 Pages

                                       13D
===================
CUSIP No. 365476100
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Joseph F. Downes
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                 (a)  [   ]
                                                 (b)  [ X ]**

    2             **       The  reporting  persons  making  this  filing hold an
                           aggregate of 1,382,736 Shares,  which is 13.3% of the
                           class of  securities.  The  reporting  person on this
                           cover page,  however,  is a beneficial  owner only of
                           the  securities  reported  by it on this cover  page.
                           [See Preliminary Note]
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            N/A
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                      [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            United States
------------====================================================================
                            7        SOLE VOTING POWER

                                     -0-
       NUMBER OF       --------------===========================================
                            8        SHARED VOTING POWER
        SHARES
     BENEFICIALLY                    1,382,736  shares  of  Common   Stock  [See
       OWNED BY                      Preliminary Note]
                       --------------===========================================
         EACH                        SOLE DISPOSITIVE POWER
                            9
       REPORTING                     -0-
      PERSON WITH      --------------===========================================
                                     SHARED DISPOSITIVE POWER
                            10
                                     1,382,736  shares  of  Common   Stock  [See
                                     Preliminary Note]
------------====================================================================
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            1,382,736 shares of Common Stock [See Preliminary Note]
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)
                                                      [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            13.3 % [See Preliminary Note]
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================

                               Page 12 of 45 Pages

                                       13D
===================
CUSIP No. 365476100
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            William F. Duhamel
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                 (a)  [   ]
                                                 (b)  [ X ]**

    2             **       The  reporting  persons  making  this  filing hold an
                           aggregate of 1,382,736 Shares,  which is 13.3% of the
                           class of  securities.  The  reporting  person on this
                           cover page,  however,  is a beneficial  owner only of
                           the  securities  reported  by it on this cover  page.
                           [See Preliminary Note]
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            N/A
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                      [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            United States
------------====================================================================
                            7        SOLE VOTING POWER

                                     -0-
       NUMBER OF       --------------===========================================
                            8        SHARED VOTING POWER
        SHARES
     BENEFICIALLY                    1,382,736  shares  of  Common   Stock  [See
       OWNED BY                      Preliminary Note]
                       --------------===========================================
         EACH                        SOLE DISPOSITIVE POWER
                            9
       REPORTING                     -0-
      PERSON WITH      --------------===========================================
                                     SHARED DISPOSITIVE POWER
                            10
                                     1,382,736  shares  of  Common   Stock  [See
                                     Preliminary Note]
------------====================================================================
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            1,382,736 shares of Common Stock [See Preliminary Note]
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)
                                                      [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            13.3 % [See Preliminary Note]
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================

                               Page 13 of 45 Pages

                                       13D
===================
CUSIP No. 365476100
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Charles E. Ellwein
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                 (a)  [   ]
                                                 (b)  [ X ]**

    2             **       The  reporting  persons  making  this  filing hold an
                           aggregate of 1,382,736 Shares,  which is 13.3% of the
                           class of  securities.  The  reporting  person on this
                           cover page,  however,  is a beneficial  owner only of
                           the  securities  reported  by it on this cover  page.
                           [See Preliminary Note]
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            N/A
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                      [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            United States
------------====================================================================
                            7        SOLE VOTING POWER

                                     -0-
       NUMBER OF       --------------===========================================
                            8        SHARED VOTING POWER
        SHARES
     BENEFICIALLY                    1,382,736  shares  of  Common   Stock  [See
       OWNED BY                      Preliminary Note]
                       --------------===========================================
         EACH                        SOLE DISPOSITIVE POWER
                            9
       REPORTING                     -0-
      PERSON WITH      --------------===========================================
                                     SHARED DISPOSITIVE POWER
                            10
                                     1,382,736  shares  of  Common   Stock  [See
                                     Preliminary Note]
------------====================================================================
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            1,382,736 shares of Common Stock [See Preliminary Note]
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)
                                                      [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            13.3 % [See Preliminary Note]
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================

                               Page 14 of 45 Pages

                                       13D
===================
CUSIP No. 365476100
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Richard B. Fried
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                 (a)  [   ]
                                                 (b)  [ X ]**

    2             **       The  reporting  persons  making  this  filing hold an
                           aggregate of 1,382,736 Shares,  which is 13.3% of the
                           class of  securities.  The  reporting  person on this
                           cover page,  however,  is a beneficial  owner only of
                           the  securities  reported  by it on this cover  page.
                           [See Preliminary Note]
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            N/A
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                      [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            United States
------------====================================================================
                            7        SOLE VOTING POWER

                                     -0-
       NUMBER OF       --------------===========================================
                            8        SHARED VOTING POWER
        SHARES
     BENEFICIALLY                    1,382,736  shares  of  Common   Stock  [See
       OWNED BY                      Preliminary Note]
                       --------------===========================================
         EACH                        SOLE DISPOSITIVE POWER
                            9
       REPORTING                     -0-
      PERSON WITH      --------------===========================================
                                     SHARED DISPOSITIVE POWER
                            10
                                     1,382,736  shares  of  Common   Stock  [See
                                     Preliminary Note]
------------====================================================================
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            1,382,736 shares of Common Stock [See Preliminary Note]
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)
                                                      [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            13.3 % [See Preliminary Note]
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================

                               Page 15 of 45 Pages

                                       13D
===================
CUSIP No. 365476100
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Monica R. Landry
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                 (a)  [   ]
                                                 (b)  [ X ]**

    2             **       The  reporting  persons  making  this  filing hold an
                           aggregate of 1,382,736 Shares,  which is 13.3% of the
                           class of  securities.  The  reporting  person on this
                           cover page,  however,  is a beneficial  owner only of
                           the  securities  reported  by it on this cover  page.
                           [See Preliminary Note]
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            N/A
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                      [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            United States
------------====================================================================
                            7        SOLE VOTING POWER

                                     -0-
       NUMBER OF       --------------===========================================
                            8        SHARED VOTING POWER
        SHARES
     BENEFICIALLY                    1,382,736  shares  of  Common   Stock  [See
       OWNED BY                      Preliminary Note]
                       --------------===========================================
         EACH                        SOLE DISPOSITIVE POWER
                            9
       REPORTING                     -0-
      PERSON WITH      --------------===========================================
                                     SHARED DISPOSITIVE POWER
                            10
                                     1,382,736  shares  of  Common   Stock  [See
                                     Preliminary Note]
------------====================================================================
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            1,382,736 shares of Common Stock [See Preliminary Note]
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)
                                                      [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            13.3 % [See Preliminary Note]
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================

                               Page 16 of 45 Pages

                                       13D
===================
CUSIP No. 365476100
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            William F. Mellin
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                 (a)  [   ]
                                                 (b)  [ X ]**

    2             **       The  reporting  persons  making  this  filing hold an
                           aggregate of 1,382,736 Shares,  which is 13.3% of the
                           class of  securities.  The  reporting  person on this
                           cover page,  however,  is a beneficial  owner only of
                           the  securities  reported  by it on this cover  page.
                           [See Preliminary Note]
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            N/A
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                      [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            United States
------------====================================================================
                            7        SOLE VOTING POWER

                                     -0-
       NUMBER OF       --------------===========================================
                            8        SHARED VOTING POWER
        SHARES
     BENEFICIALLY                    1,382,736  shares  of  Common   Stock  [See
       OWNED BY                      Preliminary Note]
                       --------------===========================================
         EACH                        SOLE DISPOSITIVE POWER
                            9
       REPORTING                     -0-
      PERSON WITH      --------------===========================================
                                     SHARED DISPOSITIVE POWER
                            10
                                     1,382,736  shares  of  Common   Stock  [See
                                     Preliminary Note]
------------====================================================================
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            1,382,736 shares of Common Stock [See Preliminary Note]
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)
                                                      [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            13.3 % [See Preliminary Note]
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================

                               Page 17 of 45 Pages

                                       13D
===================
CUSIP No. 365476100
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Stephen L. Millham
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                 (a)  [   ]
                                                 (b)  [ X ]**

    2             **       The  reporting  persons  making  this  filing hold an
                           aggregate of 1,382,736 Shares,  which is 13.3% of the
                           class of  securities.  The  reporting  person on this
                           cover page,  however,  is a beneficial  owner only of
                           the  securities  reported  by it on this cover  page.
                           [See Preliminary Note]
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            N/A
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                      [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            United States
------------====================================================================
                            7        SOLE VOTING POWER

                                     -0-
       NUMBER OF       --------------===========================================
                            8        SHARED VOTING POWER
        SHARES
     BENEFICIALLY                    1,382,736  shares  of  Common   Stock  [See
       OWNED BY                      Preliminary Note]
                       --------------===========================================
         EACH                        SOLE DISPOSITIVE POWER
                            9
       REPORTING                     -0-
      PERSON WITH      --------------===========================================
                                     SHARED DISPOSITIVE POWER
                            10
                                     1,382,736  shares  of  Common   Stock  [See
                                     Preliminary Note]
------------====================================================================
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            1,382,736 shares of Common Stock [See Preliminary Note]
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)
                                                      [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            13.3 % [See Preliminary Note]
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================

                               Page 18 of 45 Pages

                                       13D
===================
CUSIP No. 365476100
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Rajiv A. Patel
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                 (a)  [   ]
                                                 (b)  [ X ]**

    2             **       The  reporting  persons  making  this  filing hold an
                           aggregate of 1,382,736 Shares,  which is 13.3% of the
                           class of  securities.  The  reporting  person on this
                           cover page,  however,  is a beneficial  owner only of
                           the  securities  reported  by it on this cover  page.
                           [See Preliminary Note]
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            N/A
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                      [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            United States
------------====================================================================
                            7        SOLE VOTING POWER

                                     -0-
       NUMBER OF       --------------===========================================
                            8        SHARED VOTING POWER
        SHARES
     BENEFICIALLY                    1,382,736  shares  of  Common   Stock  [See
       OWNED BY                      Preliminary Note]
                       --------------===========================================
         EACH                        SOLE DISPOSITIVE POWER
                            9
       REPORTING                     -0-
      PERSON WITH      --------------===========================================
                                     SHARED DISPOSITIVE POWER
                            10
                                     1,382,736  shares  of  Common   Stock  [See
                                     Preliminary Note]
------------====================================================================
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            1,382,736 shares of Common Stock [See Preliminary Note]
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)
                                                      [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            13.3 % [See Preliminary Note]
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================

                               Page 19 of 45 Pages

                                       13D
===================
CUSIP No. 365476100
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Derek C. Schrier
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                 (a)  [   ]
                                                 (b)  [ X ]**

    2             **       The  reporting  persons  making  this  filing hold an
                           aggregate of 1,382,736 Shares,  which is 13.3% of the
                           class of  securities.  The  reporting  person on this
                           cover page,  however,  is a beneficial  owner only of
                           the  securities  reported  by it on this cover  page.
                           [See Preliminary Note]
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            N/A
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                      [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            United States
------------====================================================================
                            7        SOLE VOTING POWER

                                     -0-
       NUMBER OF       --------------===========================================
                            8        SHARED VOTING POWER
        SHARES
     BENEFICIALLY                    1,382,736  shares  of  Common   Stock  [See
       OWNED BY                      Preliminary Note]
                       --------------===========================================
         EACH                        SOLE DISPOSITIVE POWER
                            9
       REPORTING                     -0-
      PERSON WITH      --------------===========================================
                                     SHARED DISPOSITIVE POWER
                            10
                                     1,382,736  shares  of  Common   Stock  [See
                                     Preliminary Note]
------------====================================================================
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            1,382,736 shares of Common Stock [See Preliminary Note]
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)
                                                      [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            13.3 % [See Preliminary Note]
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================

                               Page 20 of 45 Pages

                                       13D
===================
CUSIP No. 365476100
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Thomas F. Steyer
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                 (a)  [   ]
                                                 (b)  [ X ]**

    2             **       The  reporting  persons  making  this  filing hold an
                           aggregate of 1,382,736 Shares,  which is 13.3% of the
                           class of  securities.  The  reporting  person on this
                           cover page,  however,  is a beneficial  owner only of
                           the  securities  reported  by it on this cover  page.
                           [See Preliminary Note]
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            N/A
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                      [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            United States
------------====================================================================
                            7        SOLE VOTING POWER

                                     -0-
       NUMBER OF       --------------===========================================
                            8        SHARED VOTING POWER
        SHARES
     BENEFICIALLY                    1,382,736  shares  of  Common   Stock  [See
       OWNED BY                      Preliminary Note]
                       --------------===========================================
         EACH                        SOLE DISPOSITIVE POWER
                            9
       REPORTING                     -0-
      PERSON WITH      --------------===========================================
                                     SHARED DISPOSITIVE POWER
                            10
                                     1,382,736  shares  of  Common   Stock  [See
                                     Preliminary Note]
------------====================================================================
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            1,382,736 shares of Common Stock [See Preliminary Note]
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)
                                                      [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            13.3 % [See Preliminary Note]
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================

                               Page 21 of 45 Pages

                                       13D
===================
CUSIP No. 365476100
===================

------------====================================================================
    1       NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

            Mark C. Wehrly
------------====================================================================
            CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)
                                                 (a)  [   ]
                                                 (b)  [ X ]**

    2             **       The  reporting  persons  making  this  filing hold an
                           aggregate of 1,382,736 Shares,  which is 13.3% of the
                           class of  securities.  The  reporting  person on this
                           cover page,  however,  is a beneficial  owner only of
                           the  securities  reported  by it on this cover  page.
                           [See Preliminary Note]
------------====================================================================
    3       SEC USE ONLY

------------====================================================================
            SOURCE OF FUNDS (See Instructions)
    4
            N/A
------------====================================================================
            CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
    5       TO ITEMS 2(d) OR 2(e)
                                                      [   ]
------------====================================================================
            CITIZENSHIP OR PLACE OF ORGANIZATION
    6
            United States
------------====================================================================
                            7        SOLE VOTING POWER

                                     -0-
       NUMBER OF       --------------===========================================
                            8        SHARED VOTING POWER
        SHARES
     BENEFICIALLY                    1,382,736  shares  of  Common   Stock  [See
       OWNED BY                      Preliminary Note]
                       --------------===========================================
         EACH                        SOLE DISPOSITIVE POWER
                            9
       REPORTING                     -0-
      PERSON WITH      --------------===========================================
                                     SHARED DISPOSITIVE POWER
                            10
                                     1,382,736  shares  of  Common   Stock  [See
                                     Preliminary Note]
------------====================================================================
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            1,382,736 shares of Common Stock [See Preliminary Note]
------------====================================================================
            CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    12      CERTAIN SHARES (See Instructions)
                                                      [   ]
------------====================================================================
            PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    13
            13.3 % [See Preliminary Note]
------------====================================================================
            TYPE OF REPORTING PERSON (See Instructions)
    14
            IN
------------====================================================================

                               Page 22 of 45 Pages

         This  Amendment  No. 5 to Schedule  13D (this  "Amendment")  amends the
Schedule 13D initially filed on April 23, 1999 (collectively, with all amendments thereto, the "Schedule 13D").

         Preliminary Note: This Amendment is being filed to reflect that effective on January 1, 2004, each of Charles E. Ellwein and Rajiv A. Patel became a managing member of Farallon Capital Management, L.L.C. and Farallon Partners, L.L.C., two of the Reporting Persons listed below, and as such may be deemed to be a beneficial owner of the securities beneficially owned by such entities as of such date.
         The Reporting Persons are filing the Schedule 13D with respect to the common stock, no par value (the "Common Stock"), of Gardenburger, Inc. (the "Company"). As reported in the prior Schedule 13D, the Reporting Persons are not currently the record holder of any Common Stock, other than 3,700 shares of Common Stock held in aggregate by Farallon Capital Institutional Partners, L.P. and Farallon Capital Institutional Partners II, L.P. (collectively, the "3,700 Shares"). The Reporting Persons own certain shares of Series C Convertible Preferred Stock, no par value, of the Company (the "Series C Preferred Shares") and Series D Convertible Preferred Stock, no par value, of the Company (the "Series D Preferred Shares," and together with the Series C Preferred Shares, the "Preferred Shares"). Each Series C Preferred Share is convertible into five shares of Common Stock at any time by the holder, subject to certain adjustments set forth in the Determination of Terms of the Series C Preferred. Each Series D Preferred Share is convertible into 13.333333 shares of Common Stock at any time by the holder, subject to certain adjustments set forth in the Determination of Terms of the Series D Preferred. In addition, the Reporting Persons own certain warrants which are immediately exercisable to purchase an aggregate of 166,536 shares of Common Stock (the "Warrants"). The

                               Page 23 of 45 Pages
conversion of the Preferred Shares and the exercise of the Warrants are subject to the terms and conditions contained in the Preferred Stock Exchange Agreement dated January 10, 2002 among certain of the Reporting Persons, certain other investors and the Company. For a discussion of the terms and conditions of the Exchange Agreement, the Definition of Terms of the Series C Preferred and the Definition of Terms of the Series C the Series D Preferred, see Amendment No. 2 to the Schedule 13D filed on January 17, 2002.

Item 1.  Security And Issuer.
------   -------------------

         This statement relates to the Common Stock. The Company's principal offices are located at 15615 Alton Parkway, Suite 350, Irvine, California 92618.

Item 2.  Identity And Background.
------   -----------------------

         Item 2 of the Schedule 13D is amended and restated in its entirety as follows:

         (a) This statement is filed by the entities and persons listed below, all of whom together are referred to herein as the "Reporting Persons."

         The Partnerships
         ----------------

                  (i) Farallon Capital Partners, L.P., a California limited partnership ("FCP"), with respect to the Common Stock beneficially owned by it (through direct ownership of Preferred Shares and Warrants);

                  (ii) Farallon Capital Institutional Partners, L.P., a California limited partnership ("FCIP"), with respect to the Common Stock beneficially owned by it (through direct ownership of Preferred Shares and Warrants and with respect to the 2,800 shares of Common Stock which FCIP owns directly);

                  (iii) Farallon Capital Institutional Partners II, L.P., a California limited partnership ("FCIP II"), with respect to the Common Stock beneficially owned by it (through direct ownership of Preferred Shares and Warrants and with respect to the 900 shares of Common Stock which FCIP II owns directly);

                  (iv) Farallon Capital Institutional Partners III, L.P., a Delaware limited partnership ("FCIP III"), with respect to the Common Stock beneficially owned by it (through direct ownership of Preferred Shares and Warrants);

                               Page 24 of 45 Pages

                  (v) Tinicum Partners, L.P., a New York limited partnership ("Tinicum"), with respect to the Common Stock beneficially owned by it (through direct ownership of Preferred Shares and Warrants); and

                  (vi) Farallon Capital (CP) Investors, L.P., a Cayman Islands limited partnership ("FCCP"), with respect to no beneficial ownership of Common Stock.

         FCP, FCIP, FCIP II, FCIP III, Tinicum and FCCP are together referred to herein as the "Partnerships."

         The Management Company
         ----------------------

                  (vii) Farallon Capital Management, L.L.C., a Delaware limited liability company (the "Management Company"), with respect to the Common Stock beneficially owned by certain accounts managed by the Management Company (the "Managed Accounts") (through direct ownership of Preferred Shares and Warrants).

         The General Partner Of The Partnerships
         ---------------------------------------

                  (viii) Farallon Partners, L.L.C., a Delaware limited liability company which is the general partner of each of the Partnerships (the "General Partner"), with respect to the Common Stock beneficially owned by the Partnerships (through direct ownership of Preferred Shares and Warrants, and the 3,700 shares of Common Stock owned directly by FCIP and FCIP II).

         The Managing Members Of The General Partner And The Management Company
         ----------------------------------------------------------------------

                  (ix) The following persons who are managing members of both the General Partner and the Management Company, with respect to the Common Stock beneficially owned by the Partnerships and the Managed Accounts (through direct ownership of Preferred Shares and Warrants, and the 3,700 shares of Common Stock owned directly by FCIP and FCIP II): David I. Cohen ("Cohen"), Chun
                           R. Ding ("Ding"), Joseph F. Downes ("Downes"), William F. Duhamel ("Duhamel"), Charles E. Ellwein ("Ellwein"), Richard B. Fried ("Fried"), Monica R. Landry ("Landry"), William F. Mellin ("Mellin"), Stephen L. Millham ("Millham"), Rajiv A. Patel ("Patel"), Derek C. Schrier ("Schrier"), Thomas F. Steyer ("Steyer") and Mark C. Wehrly ("Wehrly").

         Cohen, Ding, Downes, Duhamel, Ellwein, Fried, Landry, Mellin, Millham, Patel, Schrier, Steyer and Wehrly are together referred to herein as the "Individual Reporting Persons."

                               Page 25 of 45 Pages

         (b) The address of the principal business and principal office of (i) FCCP is c/o W.S. Walker & Company, P.O. Box 265 GT, Walker House, Grand Cayman, Cayman Islands and c/o Farallon Partners, L.L.C., One Maritime Plaza, Suite 1325, San Francisco, California 94111, (ii) the other Partnerships, the General Partner and the Management Company is One Maritime Plaza, Suite 1325, San Francisco, California 94111 and (iii) each of the Individual Reporting Persons is set forth in Annex 1 hereto.

         (c) The principal business of each of the Partnerships is that of a private investment fund engaging in the purchase and sale of investments for its own account. The principal business of the General Partner is to act as the general partner of the Partnerships. The principal business of the Management Company is that of a registered investment adviser. The principal business of each of the Individual Reporting Persons is set forth in Annex 1 hereto.

         (d) None of the Partnerships, the Management Company, the General Partner or any of the Individual Reporting Persons has, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

         (e) None of the Partnerships, the Management Company, the General Partner or any of the Individual Reporting Persons has, during the last five years, been party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

         (f) The citizenship of each of the Partnerships, the General Partner and the Management Company is set forth above. Each of the Individual Reporting Persons is a United States citizen.

         The other information required by Item 2 relating to the identity and background of the Reporting Persons is set forth in Annex 1 hereto.

                               Page 26 of 45 Pages

Item 4.  Purpose Of The Transaction.
------   --------------------------

         Item 4 of the Schedule 13D is amended and updated as follows:

         On December 29, 2003, certain of the Reporting Persons submitted a non-binding indication of interest to the Company with respect to an amendment to the Company's Restated Articles of Incorporation (the "Proposed Amendment") to extend the earliest date of mandatory redemption of the Preferred Shares. For further information regarding the Proposed Amendment, see the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2003 filed with the SEC on December 29, 2003.

         Except to the extent the foregoing may be deemed a plan or proposal, none of the Reporting Persons has any plans or proposals which relate to, or could result in, any of the matters referred to in paragraphs (a) through (j), inclusive, of the instructions to Item 4 of Schedule 13D. The Reporting Persons may, at any time and from time to time, review or reconsider their position and/or change their purpose and/or formulate plans or proposals with respect thereto.

Item 5.  Interest In Securities Of The Issuer.
------   ------------------------------------

         Item 5 of the Schedule 13D is amended and restated in its entirety as follows:

         (a)      The Partnerships
                  ----------------

                  (a),(b) The information set forth in Rows 7 through 13 of the cover page hereto for each Partnership is incorporated herein by reference for each such Partnership. The percentage amount set forth in Row 13 of each such cover page was based upon a Common Stock outstanding figure determined by adding (i) the 9,002,101 shares of Common Stock outstanding as of December 22, 2003, as reported by the Company in its Annual Report on Form 10-K for the fiscal year ended September 30, 2003 filed with the SEC on December 29, 2003, and (ii) the number of shares of Common Stock set forth below of which each Partnership is deemed a beneficial owner through its ownership of Preferred Shares and Warrants.

                               Page 27 of 45 Pages

                                    Number of Shares of Common
                                    Stock Entity is Deemed to
          Entity                        Beneficially Own2
          ------                    --------------------------

          FCP                                398,072

          FCIP                               429,306

          FCIP II                             71,984

          FCIP III                            85,301

          Tinicum                             28,434

          FCCP                                     0



                  (c)      The trade  dates,  number  of shares of Common  Stock
                           sold and the price per share of Common Stock (including commissions) for all sales of Common Stock by FCCP in the past 60 days are set forth on Schedule A hereto and are incorporated herein by reference. All of such transactions were private transactions. There have been no transactions by any other
                           Partnership in the Common Stock or other securities of the Company in the past 60 days.

                  (d) The General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Common Stock, Preferred Shares and/or Warrants. The Individual Reporting Persons are managing members of the General Partner.

                  (e) As of December 31, 2003, FCCP is no longer the beneficial owner of any Common Stock. Not applicable with respect to any other Partnership.

         (b)      The Management Company
                  ----------------------

                  (a),(b) The information set forth in Rows 7 through 13 of the cover page hereto for the Management Company is incorporated herein by reference. The percentage amount set forth in Row 13 of the cover page hereto for the Management Company was based upon a Common Stock outstanding figure determined by adding (i) the 9,002,101 shares of Common Stock outstanding as of December 22, 2003, as reported by the Company in its Annual Report on Form 10-K for the fiscal year ended September 30, 2003 filed with the SEC on December 29, 2003, and (ii) the shares of Common Stock of which the Managed Accounts are deemed beneficial owners through their ownership of Preferred Shares and Warrants.

---------------------
         2  As  noted   elsewhere  in  the  Schedule  13D,  FCIP  and  FCIP  II,
respectively, also own 2,800 and 900 shares of Common Stock directly.

                               Page 28 of 45 Pages

                  (c) There have been no transactions by the Managed Accounts in the Common Stock or other securities of the Company in the past 60 days.

                  (d) The Management Company, as an investment adviser, has the power to direct the disposition of the proceeds of the sale of the Common Stock, Preferred Shares and/or Warrants beneficially owned by the Managed Accounts. The Individual Reporting Persons are managing members of the Management Company.

                  (e)      Not applicable.

         (c)      The General Partner
                  -------------------

                  (a),(b) The information set forth in Rows 7 through 13 of the cover page hereto for the General Partner is incorporated herein by reference. The percentage amount set forth in Row 13 for the cover page hereto for the General Partner is based upon a Common Stock outstanding figure determined by adding (i) the 9,002,101 shares of Common Stock outstanding as of December 22, 2003, as reported by the Company in its Annual Report on Form 10-K for the fiscal year ended September 30, 2003 filed with the SEC on December 29, 2003, and (ii) the shares of Common Stock of which the General Partner may be deemed a beneficial owner through the Partnerships' ownership of Preferred Shares and Warrants.

                  (c)      None.

                  (d) The General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Common Stock, Preferred Shares and/or Warrants. The Individual Reporting Persons are managing members of the General Partner.

                  (e)      Not applicable.

         (d)      The Individual Reporting Persons
                  --------------------------------

                  (a),(b) The information set forth in Rows 7 through 13 of the cover page hereto for each Individual Reporting Person is incorporated herein by reference for each such Individual Reporting Person. The percentage amount set forth in Row 13 for the cover pages hereto for each of the Individual Reporting Persons is based upon a Common Stock outstanding figure determined by adding (i) the 9,002,101 shares of Common Stock outstanding as of December 22, 2003, as reported by the Company in its Annual Report on Form 10-K for the fiscal year ended September 30, 2003 filed with the SEC on December 29, 2003, and (ii) the shares of
                           Common Stock of which the Individual Reporting Persons may be

                               Page 29 of 45 Pages
                           deemed beneficial owners through the Partnerships' and the Managed Accounts' ownership of Preferred Shares and Warrants.

                  (c)      None.

                  (d) The General Partner has the power to direct the affairs of the Partnerships, including the disposition of the proceeds of the sale of the Common Stock, Preferred Shares and/or the Warrants. The Management Company, as an investment adviser, has the power to direct the disposition of the proceeds of the sale of the Common Stock, Preferred Shares and/or the Warrants beneficially owned by the Managed
                           Accounts. The Individual Reporting Persons are managing members of the General Partner and of the Management Company.

                  (e)      Not applicable.

         The 3,700 shares of Common Stock are held directly by FCIP (2,800 shares of Common Stock ) and FCIP II (900 shares of Common Stock). The Preferred Shares and Warrants in respect of which each Partnership (other than FCCP) is deemed to beneficially own Common Stock are owned directly by each such Partnership. The General Partner, as general partner to the Partnerships, may be deemed the beneficial owner of the Common Stock beneficially owned by the Partnerships. The Preferred Shares and Warrants in respect of which the Managed Accounts are deemed to beneficially own Common Stock are owned directly by the Managed Accounts. The Management Company, as investment adviser to the Managed Accounts, may be deemed the beneficial owner of the Common Stock beneficially owned by the Managed Accounts. The Individual Reporting Persons, as managing members of both the General Partner and the Management Company, may each be deemed to be the beneficial owner of all such shares of Common Stock beneficially owned by the Partnerships and the Managed Accounts. Each of the Management Company, the General Partner and the Individual Reporting Persons hereby disclaims any beneficial ownership of any such shares of Common Stock.

                               Page 30 of 45 Pages

Item 6.  Contracts, Arrangements, Understandings Or
------   -------------------------------------------
         Relationships With Respect To Securities Of The Issuer.
         ------------------------------------------------------

         On December 31, 2003, FCCP entered into a Stock Purchase and Sale Agreement (the "Stock Purchase and Sale Agreement") with Rosewood Capital III, L.P. ("Rosewood"), pursuant to which FCCP agreed to sell (the "Sale") to Rosewood (a) 5,100 shares of Series C Preferred Shares, (b) 900 shares of Series D Preferred Shares and (c) Warrants to purchase 5,151 shares of Common Stock, for an aggregate purchase price equal to $184,740.00. The Sale was consummated on December 31, 2003.
         Other than the Stock Purchase and Sale Agreement and any contracts, arrangements, understandings or relationships (legal or otherwise) previously reported in prior amendments to the Schedule 13D, there are no contracts, arrangements, understandings or relationships (legal or otherwise) among the Reporting Persons or between such persons and any other person with respect to any securities of the Company, including but not limited to transfer or voting of any securities of the Company, finder's fees, joint ventures, loan or option arrangements, puts or calls, guarantees of profits, divisions of profits or loss, or the giving or withholding of proxies.

Item 7.  Materials To Be Filed As Exhibits.
------   ---------------------------------

         There is filed herewith as Exhibit 1 a written agreement relating to the filing of joint acquisition statements as required by Section 240.13d-1(k) under the Securities Exchange Act of 1934, as amended. There is filed herewith as Exhibit 2 a copy of the Stock Purchase and Sale Agreement described in Item 6 above.

                               Page 31 of 45 Pages

                                   SIGNATURES
                                   ----------


         After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated:  January 12, 2004

                   /s/ Joseph F. Downes
                   ----------------------------------------
                   FARALLON PARTNERS, L.L.C.,
                   on its own behalf and as General Partner of
                   FARALLON CAPITAL PARTNERS, L.P.,
                   FARALLON CAPITAL INSTITUTIONAL PARTNERS, L.P.,
                   FARALLON CAPITAL INSTITUTIONAL PARTNERS II, L.P., FARALLON CAPITAL INSTITUTIONAL PARTNERS III, L.P., TINICUM PARTNERS, L.P.,
                   And FARALLON CAPITAL (CP) INVESTORS, L.P.
                   By Joseph F. Downes,
                   Managing Member

                   /s/ Joseph F. Downes
                   ----------------------------------------
                   FARALLON CAPITAL MANAGEMENT, L.L.C.,
                   By Joseph F. Downes,
                   Managing Member

                   /s/ Joseph F. Downes
                   ----------------------------------------
                   Joseph F. Downes, individually and as attorney-in-fact
                   for each of David I. Cohen, Chun R. Ding, William F. Duhamel, Charles E. Ellwein, Richard B. Fried, Monica R. Landry, William F. Mellin, Stephen L. Millham, Rajiv A. Patel,
                   Derek C. Schrier, Thomas F. Steyer and Mark C. Wehrly.

         The Powers of Attorney, each executed by Cohen, Mellin, Millham and Steyer authorizing Downes to sign and file this Schedule 13D on each person's behalf, which were filed with Amendment No. 1 to the Schedule 13D filed with the Securities and Exchange Commission on January 20, 1998, by such Reporting Persons with respect to the Units of Spiros Development Corporation II, Inc., are hereby incorporated by reference. The Powers of Attorney, each executed by Duhamel and Fried authorizing Downes to sign and file this Schedule 13D on each person's behalf, which were filed with Amendment No. 7 to the Schedule 13D filed with the Securities and Exchange Commission on February 9, 1999 by such Reporting Persons with respect to the Callable Class A Common Stock of Crescendo Pharmaceuticals Corporation, are hereby incorporated by reference. The Power of Attorney executed by Mark C. Wehrly authorizing Downes to sign and file this
Schedule 13D on his behalf, which was filed with Amendment No. 4 to the Schedule 13D

                               Page 32 of 45 Pages
filed with the Securities and Exchange Commission on January 18, 2000, by such Reporting Person with respect to the Class A Common Stock of Momentum Business Applications, Inc., is hereby incorporated by reference. The Power of Attorney executed by Monica R. Landry authorizing Downes, as well as Steyer and Cohen, to sign and file this Schedule 13D on her behalf, which was filed with the Schedule 13G filed with the Securities and Exchange Commission on January 22, 2001, by such Reporting Person with respect to the Common Stock of Korn/Ferry International is hereby incorporated by reference. The Powers of Attorney executed by each of Chun R. Ding and Derek C. Schrier authorizing Downes to sign and file this Schedule 13D on his behalf, which was filed with Amendment No. 1 to the Schedule 13D filed with the Securities and Exchange Commission on July 2, 2003, by such Reporting Person with respect to the Common Stock of Salix
Pharmaceuticals, Ltd., is hereby incorporated by reference. The Powers of Attorney executed by each of Charles E. Ellwein and Rajiv A. Patel authorizing Downes to sign and file this Schedule 13D on his behalf, which was filed with Amendment No. 4 to the Schedule 13G filed with the Securities and Exchange Commission on January 8, 2004 by such Reporting Person with respect to the Common Stock of Catalytica Energy Systems, Inc., is hereby incorporated by reference.

                               Page 33 of 45 Pages

                                                                         ANNEX 1

         Set forth below with respect to the Management Company and the General Partner is the following information: (a) name; (b) address; (c) principal business; (d) state of organization; and (e) controlling persons. Set forth below with respect to each managing member of the Management Company and the General Partner is the following: (a) name; (b) business address; (c) principal occupation; and (d) citizenship.

1.       The Management Company
         ----------------------

         (a)      Farallon Capital Management, L.L.C.
         (b)      One Maritime Plaza, Suite 1325
                  San Francisco, California  94111
         (c)      Serves as investment adviser to various managed accounts
         (d)      Delaware limited liability company
         (e) Managing Members: Thomas F. Steyer, Senior Managing Member; David I. Cohen, Chun R. Ding, Joseph F. Downes, William F. Duhamel, Charles E. Ellwein, Richard B. Fried, Monica R. Landry, William F. Mellin, Stephen L. Millham, Rajiv A. Patel, Derek C. Schrier and Mark C. Wehrly, Managing Members.

2.       The General Partner
         -------------------

         (a)      Farallon Partners, L.L.C.
         (b)      c/o Farallon Capital Management, L.L.C.
                  One Maritime Plaza, Suite 1325
                  San Francisco, California  94111
         (c)      Serves as general partner to investment partnerships
         (d)      Delaware limited liability company
         (e) Managing Members: Thomas F. Steyer, Senior Managing Member; David I. Cohen, Chun R. Ding, Joseph F. Downes, William F. Duhamel, Charles E. Ellwein, Richard B. Fried, Monica R. Landry, William F. Mellin, Stephen L. Millham, Rajiv A. Patel, Derek C. Schrier and Mark C. Wehrly, Managing Members.

3.       The Individual Reporting Persons/The Managing Members
         -----------------------------------------------------

Except as stated below, each of the Managing Members (including the Individual Reporting Persons) is a United States citizen whose business address is c/o
Farallon Capital Management, L.L.C., One Maritime Plaza, Suite 1325, San Francisco, California 94111. The principal occupation of Thomas F. Steyer is serving as senior managing member of the Management Company and the General Partner. The principal occupation of each other Managing Member is serving as a managing member of the Management Company and/or the General Partner. None of the Managing Members (including the Individual Reporting Persons) have any additional information to disclose with respect to Items 2-6 of the Schedule 13D that is not already disclosed in the Schedule 13D.

                               Page 34 of 45 Pages

                                   SCHEDULE A
                                   ----------

                      FARALLON CAPITAL (CP) INVESTORS, L.P.
                      -------------------------------------


       PRICE                   NO. OF SHARES OF                 PER SHARE OF
    TRADE DATE                 COMMON STOCK SOLD              COMMON STOCK ($)
   ------------               -------------------            -----------------

    12/31/2003         5,100 (Series C Preferred Shares)           30.79
    12/31/2003          900 (Series D Preferred Shares)            30.79
    12/31/2003                  5,151 (Warrants)                    0.00


Each Series C Preferred Share is immediately convertible into 5 shares of Common Stock, each Series D Preferred Share is immediately convertible into 13.333333 shares of Common Stock and each Warrant represents the right to acquire 1 share of Common Stock at an exercise price of $0.28 per share of Common Stock.

                               Page 35 of 45 Pages

                                  EXHIBIT INDEX

EXHIBIT 1                        Joint Acquisition Statement Pursuant to Section
                                 240.13d1(k)


EXHIBIT 2                        Stock Purchase and Sale Agreement



                               Page 36 of 45 Pages

                                                                       EXHIBIT 1
                                                                              to
                                                                    SCHEDULE 13D

                           JOINT ACQUISITION STATEMENT
                        PURSUANT TO SECTION 240.13d-1(k)
                        --------------------------------

         The undersigned  acknowledge and agree that the foregoing  statement on
Schedule 13D is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13D shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him, her or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the other entities or persons, except to the extent that he, she or it knows or has reason to believe that such information is inaccurate.

Dated:  January 12, 2004

                   /s/ Joseph F. Downes
                   ----------------------------------------
                   FARALLON PARTNERS, L.L.C.,
                   on its own behalf and as General Partner of
                   FARALLON CAPITAL PARTNERS, L.P.,
                   FARALLON CAPITAL INSTITUTIONAL PARTNERS, L.P.,
                   FARALLON CAPITAL INSTITUTIONAL PARTNERS II, L.P., FARALLON CAPITAL INSTITUTIONAL PARTNERS III, L.P., TINICUM PARTNERS, L.P.,
                   And FARALLON CAPITAL (CP) INVESTORS, L.P.
                   By Joseph F. Downes,
                   Managing Member

                   /s/ Joseph F. Downes
                   ----------------------------------------
                   FARALLON CAPITAL MANAGEMENT, L.L.C.,
                   By Joseph F. Downes,
                   Managing Member

                   /s/ Joseph F. Downes
                   ----------------------------------------
                   Joseph F. Downes, individually and as attorney-in-fact
                   for each of David I. Cohen, Chun R. Ding, William F. Duhamel, Charles E. Ellwein, Richard B. Fried, Monica R.Landry, William F. Mellin, Stephen L. Millham, Rajiv A. Patel,
                   Derek C. Schrier, Thomas F. Steyer and Mark C. Wehrly.

                               Page 37 of 45 Pages

                                                                       EXHIBIT 2
                                                                              to
                                                                    SCHEDULE 13D

                        STOCK PURCHASE AND SALE AGREEMENT

         STOCK PURCHASE AND SALE AGREEMENT dated as of December 31, 2003, between FARALLON CAPITAL (CP) INVESTORS, L.P. (the "Seller") and ROSEWOOD CAPITAL III, L.P. (the "Purchaser").

                                    RECITALS
                                    --------

         A. Seller is the owner of (i) 5,100 shares of Series C Convertible Preferred Stock, no par value (the "Series C Shares"), of Gardenburger, Inc. (the "Company"), (ii) 900 shares of Series D Convertible Preferred Stock, no par value (the "Series D Shares", and together with the Series C Shares, the "Shares"), and (iii) warrants to purchase 5,151 shares of the Company's Common Stock, no par value (the "Warrants", and together with the Shares, the "Securities").

         B. The Purchaser desires to acquire from the Seller and the Seller wishes to sell to the Purchaser, on the terms and subject to the conditions contained in this Agreement, the Securities.

                                    AGREEMENT
                                    ---------

         In consideration of the premises and the mutual covenants and the agreements herein set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

         Section  1.  Purchase and Sale of the  Securities.
                      ------------------------------------

         Upon the terms and subject to the conditions of this Agreement, effective upon payment to the Seller of the Purchase Price (as defined below) by the Purchaser (the time of receipt of the Purchase Price by the Seller being the "Effective Time"), the Seller hereby sells, transfers, assigns and delivers to the Purchaser, and the Purchaser hereby purchases from the Seller, the Securities, for the Purchase Price, payable as set forth in Section 2 below.

         Section 2.  Purchase Price; Delivery of Certificates.
                     ----------------------------------------

         (a) Payment of Purchase Price. Upon the terms and subject to the conditions of this Agreement, as payment in full for the purchase price for the Securities, the Purchaser will pay to the Seller an aggregate amount in cash equal to $184,740.00 (the "Purchase Price") by wire transfer of immediately available funds to the following account:

                   Bank:            JPMorgan Chase Bank, New York
                   ABA No.:         021000021
                   Acct. Name:      GOLDMAN, SACHS & CO., NEW YORK
                   Acct. No.:       930-1-011483
                   FFC:             Farallon Capital Management Bulk
                   Acct. No.:       002-10167-3
                   Reference:       Gardenburger

         (b) Delivery of Certificates. Upon the terms and subject to the conditions of this Agreement, at the Effective Time, the Seller will deliver the certificates or agreements

                               Page 38 of 45 Pages
representing the Securities to the Purchaser in accordance with the delivery instructions previously delivered by the Purchaser to the Sellers.

         Section 3.  Conditions to Closing.
                     ---------------------

         (a) Conditions Precedent to the Obligations of the Purchaser. The obligations of the Purchaser under this Agreement are subject to the fulfillment of each of the following conditions, unless waived by the Purchaser in writing:

                  (i) Representations and Warranties; Performance of Agreements. The representations, warranties and covenants of the Seller contained in this Agreement shall be true, correct and complied with.

                  (ii) Securities. The Seller shall have duly delivered the certificate representing all of the Shares, and the agreement for the Warrants to the Purchaser, duly endorsed in blank or accompanied by stock powers duly endorsed in blank in proper form for transfer, with appropriate transfer stamps, if any, affixed, free and clear of all liens, claims and encumbrances, voting trusts, voting agreements, transfer restrictions and other restrictions of any nature whatsoever (collectively "Encumbrances").

         (b) Conditions Precedent to the Obligations of the Seller. The obligations of the Seller under this Agreement are subject to the fulfillment of the following condition, unless waived by the Seller in writing:

                  (i) Representations and Warranties; Performance of Agreements.
         The   representations,   warranties  and  covenants  of  the  Purchaser
         contained in this Agreement shall be true, correct and complied with.

                  (ii) Purchase Price. The Seller shall have received the Purchase Price by wire transfer to the account set forth in Section 2 above.

         Section 4. Representations and Warranties of the Seller.
                    --------------------------------------------

                  The Seller represents and warrants to each Purchaser as of the date hereof as follows:

                  (a) Power. The Seller has the necessary partnership power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.

                  (b) Binding Effect. This Agreement has been duly executed and delivered by the Seller and is a legal, valid and binding obligation of the Seller enforceable against it in accordance with its terms.

                  (c) Contravention. Neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated hereby will (with or without notice or lapse of time or both) (i) conflict with or breach any provision of the Seller's organizational documents, (ii) violate any law, rule or regulation by which the Seller or any of its material properties may be bound or affected, or (iii) conflict with or

                               Page 39 of 45 Pages
         result in a default under any material contract or agreement to which the Seller is a party or by which it or any of its material properties may be bound or affected.

                  (d) Approvals. No authorization, consent, order or approval of, notice to or registration or filing with, or any other action by any governmental authority or other person or entity is required in connection with (i) the due execution and delivery by the Seller of this Agreement, (ii) the performance by the Seller of its obligations under this Agreement or (iii) the sale, transfer and delivery of the Securities to the Purchaser.

                  (e) Ownership. The Seller is the sole record owner of the Securities. The Seller's right, title and interest in the Securities are free and clear of all Encumbrances. Upon the consummation of the transactions contemplated by this Agreement, the Seller will transfer to the Purchaser valid title to the Securities free and clear of all Encumbrances.

                  (f) Sophisticated Seller. The Seller is a sophisticated seller with respect to the Securities. The Seller has received such information concerning the business and financial condition of the Company as the Seller deems necessary in order to make an informed decision to sell the Securities to the Purchaser.

                  (g) Certain Information. The Seller acknowledges and expressly agrees that (i) the Purchaser has two representatives on the Company's Board of Directors, (ii) the Purchaser has had access to material non-public information about the Company, its operations and its prospects (the "Purchaser Information"), (iii) the Seller has not requested the Purchaser to disclose the Purchaser Information to the Seller, and (iv) the Seller desires to sell the Securities to the Purchaser without having the benefit of receiving such Purchaser Information. Notwithstanding the foregoing, Seller acknowledges that its representative had a conversation with Scott Wallace, Chief Executive Officer of the Company, on December 23, 2003, during which conversation the Seller and Mr. Wallace discussed a potential transaction ("Transaction") involving the securities of the Company which could result in a majority of the Company's outstanding shares being held by a single investor. Seller had the opportunity to ask Mr. Wallace any questions it deemed appropriate regarding the Transaction, and Mr. Wallace answered such questions satisfactorily. Seller hereby expressly waives any rights, claims or causes of action that the Seller may have with respect to the non-disclosure of the Purchaser Information or information regarding the Transaction to the Seller in connection with the transactions contemplated hereby.

                  (h) Transfer of Rights; Compliance with Registration Rights Agreement. Seller assigns to Purchaser all of the rights of Seller respecting the Securities, including those set forth in the Registration Rights Agreement dated January 10, 2002 between the Company, Purchaser and Seller, among others (the "Registration Rights Agreement"). Seller has complied in all respects with the provisions of the Registration Rights Agreement as they apply to the sale of the Securities to Purchaser and the assignment of rights respecting the Securities, including those set forth in Sections 3 and 11 of the Registration Rights Agreement.

                               Page 40 of 45 Pages

         Section 5. Representations and Warranties of the Purchaser.
                    -----------------------------------------------

                  The Purchaser hereby represents and warrants to the Seller as of the date hereof as follows:

                  (a) Power. The Purchaser has the necessary partnership power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.

                  (b) Binding Effect. This Agreement has been duly executed and delivered by the Purchaser and is a legal, valid and binding obligation of the Purchaser enforceable against it in accordance with its terms.

                  (c) Contravention. Neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated hereby will (with or without notice or lapse of time or both) (i) conflict with or breach any provision of the Purchaser's organizational documents, (ii) violate any law, rule or regulation by which the Purchaser or any of its material properties may be bound or affected, or (iii) conflict with or result in a default under any material contract or agreement to which the Purchaser is a party or by which it or any of its material properties may be bound or affected.

                  (d) Approvals. No authorization, consent, order or approval of, notice to or registration or filing with, or any other action by any governmental authority or other person is required in connection with (i) the due execution and delivery by the Purchaser of this Agreement, or (ii) the performance by the Purchaser of its obligations under this Agreement.

                  (e) No Registration Under Securities Act. The Purchaser understands and acknowledges that the sale of the Securities is not being registered under the Securities Act of 1933, as amended (the "Securities Act") or any state securities laws, on the grounds that such sale is exempt under the Securities Act and such state securities laws and, accordingly, the Securities may not be resold except pursuant to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirements of the Securities Act and such state securities laws.

                  (f) Investment Intent. The Purchaser is acquiring the Securities hereunder for investment, solely for the Purchaser's own account and not with a view to, or for resale in connection with, the distribution or other disposition thereof in violation of the Securities Act.

                  (g) Accredited Investor. The Purchaser is an "accredited investor" as defined in Rule 501 promulgated under the Securities Act and has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Securities.

                  (h) Sophisticated Purchaser. The Purchaser is a sophisticated purchaser with respect to the Securities. The Purchaser has received such information concerning the business and financial condition of the Company as the Purchaser deems necessary in order to make an informed decision to purchase the Securities from Seller. In making the

                               Page 41 of 45 Pages
         decision to purchase the Securities, such Purchaser has relied solely on information obtained from sources other than the Seller and has independently, without reliance upon the Seller and based on such information as it deemed appropriate, made its own analysis and decision to purchase the Securities from Seller.

                  (i) Certain Information. The Purchaser acknowledges and expressly agrees that (i) the Seller has previously had a representative on the Company's Board of Directors, (ii) the Seller has previously had access to material non-public information about the Company, its operations and its prospects (the "Seller Information"),
         (iii) the Purchaser has not requested the Seller to disclose the Seller Information to the Purchaser, (iv) the Purchaser desires to purchase the Securities from the Seller without having the benefit of receiving such Seller Information, and (v) the Purchaser hereby expressly waives any rights, claims or causes of action that the Purchaser may have with respect to the non-disclosure of the Seller Information to the Purchaser in connection with the transactions contemplated hereby, including any knowledge the Purchaser may have regarding the existence of a potential Transaction.

         Section 7.  Indemnification.
                     ---------------

         (a) By Seller. If Seller breaches any of the representations and warranties contained herein, then Seller will indemnify Purchaser, each of Purchaser's officers, partners and each person controlling Purchaser within the meaning of Section 15 of the Securities Act, against all expenses, claims, losses, damages or liabilities (or actions in respect thereof), including any of the foregoing incurred in settlement of any litigation, commenced or threatened, arising out of or based on such breach, and the Seller will reimburse Purchaser, each of its officers and partners, and each person controlling the Purchaser, for any legal and any other expenses reasonably incurred, as such expenses are incurred, in connection with investigating, preparing or defending any such claim, loss, damage, liability or action.

         (b) By Purchaser. If the Purchaser breaches any of the representations and warranties contained herein, then Purchaser will indemnify Seller, each of Seller's officers, partners, members, managers and each person controlling Seller within the meaning of Section 15 of the Securities Act, against all expenses, claims, losses, damages or liabilities (or actions in respect thereof), including any of the foregoing incurred in settlement of any litigation, commenced or threatened, arising out of or based on such breach, and the Purchaser will reimburse Seller, each of its officers, members, managers and partners, and each person controlling the Seller, for any legal and any other expenses reasonably incurred, as such expenses are incurred, in connection with investigating, preparing or defending any such claim, loss, damage, liability or action.

         Section 6.  Miscellaneous.
                     -------------

         (a) Notices. All notices, requests, demands and other communications to any party or given under this Agreement (collectively, "Notices") will be in writing and delivered personally, by overnight courier or by registered mail to the parties at the following address or sent by telecopier, with confirmation received, to the telecopy number specified on the signature pages below (or at such other address or telecopy number as will be specified by a party by like notice given at least five calendar days prior thereto). All Notices will be deemed delivered when

                               Page 42 of 45 Pages
actually received. Each of the parties will hereafter notify the other in accordance with this Section of any change of address or telecopy number to which notice is required to be mailed.

         (b) Counterparts. This Agreement may be executed by facsimile in one or more counterparts, and by different parties hereto in separate counterparts, each of which when executed will be deemed an original, but all of which taken together will constitute one and the same instrument.

         (c) Amendment of Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

         (d) Successors and Assigns. This Agreement will be binding upon and inures to the benefit of, and is enforceable by, the respective successors and permitted assigns of the parties hereto. This Agreement may not be assigned by any party hereto without the prior written consent of all other parties hereto. Any assignment or attempted assignment in contravention of this Section will be void ab initio and will not relieve the assigning party of any obligation under this Agreement.

         (e) Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

         (f) Governing Law. This Agreement will be governed by, and construed in accordance with, the laws of the state of New York applicable to contracts executed in and to be performed entirely within that state.

         (g) Waiver of Jury Trial. EACH PARTY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY LAWSUIT, ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHT UNDER THIS AGREEMENT OR ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR TO BE DELIVERED IN CONNECTION WITH THIS AGREEMENT AND AGREES THAT ANY LAWSUIT, ACTION OR PROCEEDING WILL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

         (h) Choice of Forum. Each of Seller and Purchaser irrevocably and unconditionally submits to and accepts the jurisdiction of the United States District Court for the Southern District of New York located in the Borough of Manhattan or (if such court is not available) the courts of the State of New York located in the County of New York, for any action, suit, or proceeding arising out of or based upon this Agreement or any matter relating to it, and waives any objection that it may have to the laying of venue in any such court or that such court is an inconvenient forum or does not have personal jurisdiction over it.

                               Page 43 of 45 Pages

         (i) Limited Liability. Notwithstanding anything contained in this Agreement to the contrary, the parties agree that all obligations and liabilities of the Seller under this Agreement are enforceable solely against the Seller and the Seller's assets and not against any general or limited partner of the Seller nor against any assets of any general or limited partner of the Seller. Notwithstanding anything contained in this Agreement to the contrary, the parties agree that all obligations and liabilities of the Purchaser under this Agreement are enforceable solely against the Purchaser and the Purchaser's assets and not against any general or limited partner of the Purchaser nor against any assets of any general or limited partner of the Purchaser.

         (j) Further Assurances. Promptly upon reasonable request by any party hereto, the Seller shall execute, acknowledge, deliver, register and re-register any and all such further acts, conveyances, agreements, assignments, notices of assignment, transfers, certificates, assurances and other instruments as the Purchaser may reasonably require from time to time in order to carry out more effectively the purposes of this Agreement.

         (k) Attorneys' Fees. If any legal action or proceeding is brought for the enforcement of this Agreement, or because of an alleged breach or dispute, the successful or prevailing party shall be entitled to recover all reasonable costs and expenses, including reasonable attorneys' fees, incurred or paid in addition to any other relief to which it or they may be entitled.

                               Page 44 of 45 Pages

         IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.


                                           FARALLON CAPITAL (CP) INVESTORS, L.P.
Address for Notices:
c/o Farallon Capital Management, L.L.C.    By:  Farallon Partners, L.L.C.,
One Maritime Plaza, Suite 1325                  its General Partner
San Francisco, California 94111
Attention:  Mark Wehrly
Telephone:  415-421-2132                   By:   /s/ Mark C. Wehrly
                                              ------------------------------
Facsimile:  415-421-2133                        Name:  Mark C. Wehrly
                                                Title: Managing Member

         With a copy to:
         --------------
         Richards Spears Kibbe & Orbe LLP
         One World Financial Center
         New York, New York 10281
         Attention:  William Q. Orbe
         Telephone:  212-530-1800
         Facsimile:  212-530-1801




                                                ROSEWOOD CAPITAL III, L.P.
Address for Notices:
One Maritime Plaza, Suite 1330        By:  Rosewood Capital Associates, LLC, its
San Francisco, California 94111            General Partner
Attention:  Kyle A. Anderson
Telephone:  415-362-5526
Facsimile:  415-362-1192
                                            By:    /s/ Kevin Reilly
                                               ----------------------------
                                                 Kevin Reilly, Principal

         With a copy to:
         --------------
         Preston Gates & Ellis LLP
         55 Second Street, Suite #1700
         San Francisco, CA 94105
         Attention:  Lawrence B. Low
         Telephone: 415.882.8200
         Facsimile:  415-882-8220

                               Page 45 of 45 Pages